Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 23, 2014, with respect to the consolidated balance sheets of Imperial Resources, LLC and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, changes in stockholders' equity and cash flows for the years ended December 31, 2013 and 2012 included in the Registration Statement on Form S-1 and related Prospectus of Imperial Resources, LLC and Subsidiaries (to be converted as described therein to a corporation named Empire Energy Holdings, Inc.).

Schneider Downs & Co. Inc.

By: /s/ Schneider Downs & Co. Inc.

Pittsburgh, Pennsylvania

October 10, 2014